Exhibit 99.1

October 7, 2020

Dear Fellow Stockholder:

With continued cautious optimism, we have seen stores reopen and we continue to evaluate the retail environment in light of the significant effects of the precautions taken to minimize the spread of COVID-19. As more states and cities relax business restrictions, some modest increases in spending have occurred, and each of Inland Real Estate Income Trust, Inc.’s (“Inland Income Trust,” “we” or the “Company”) tenants have been impacted differently, depending on whether the business was deemed essential or non-essential. In August, restaurants and bars posted a 4.7 percent gain in sales, but grocery stores recorded a 1.6 percent decrease. Year over year, restaurant sales have improved from the 52.4 percent decline at the height of the shutdowns but remain down 15.4 percent. Pre-pandemic, retail and consumer preferences were evolving – slowly shifting to online product review and purchases. The pandemic has accelerated this evolution, with approximately 16 percent of retail revenues coming from e-commerce, including 12 percent of grocery sales. Retailers that have success in the current environment have embraced this shift and accommodated a multi-channel approach.1

Retail sales reports from the U.S. Census provide a glimpse into the pace of an economic recovery without additional government support. Much of the stimulus provided by the CARES Act culminated at the end of July and government action to extend unemployment benefits did not take effect until late August. Retail sales increased nationally 0.6 percent in August, in spite of store closings and guidelines defined by state and local governments. Renewed unemployment benefits could prop up national retail sales in September, though that support is unlikely to carry into the fourth quarter of 2020.1

There is a fair degree of stability in Inland Income Trust’s portfolio, with increasing rent collection. In June, there was significant improvement with 77 percent of billed rents collected, as well as 88 percent collections for both July and August, which excludes rent that has been deferred (i.e., if a tenant was supposed to pay only 50 percent of their normal rent in August, and did so, then we consider it 100 percent collected). With essentially all of our tenants open as of August 31, 2020, albeit with many at reduced operating capacity, we continue to work closely with our tenants to evaluate their respective financial positions and ability to pay rent during the ongoing global health crisis.

Thank you for your investment in Inland Income Trust. As we continue to fight through these challenging times, it is important to remember that essential retailers and consumers, in general, must mutually rely upon each other to exist, which presents an opportunity for brick-and-mortar retailers to continue to meet the ongoing everyday demands of shoppers.

We appreciate the difficulties everyone is dealing with and are grateful for your confidence in our ability to navigate the challenges of the current economic and health crisis. For more information and for future updates, please visit our website: www.inland-investments.com/inlandincometrust.

Sincerely,

INLAND REAL ESTATE INCOME TRUST, INC.

Mitchell Sabshon

President and Chief Executive Officer

Enclosure

cc:  Trustee, Broker Dealer, Financial Advisor

1Marcus & Millichap. Retail Sales Research Brief. ‘Without Federal Reinforcement, Retail Sales Growth Loses Momentum’. Sources: Marcus & Millichap Research Services; U.S. Census, Department of Labor. September 2020.

The Inland name and logo are registered trademarks being used under license. Inland refers to some or all of the entities that are part of The Inland Real Estate Group of Companies, Inc., one of the nation’s largest commercial real estate and finance groups, which is comprised of independent legal entities, some of which may be affiliates, share some common ownership or have been sponsored and managed by such entities or subsidiaries thereof. Inland has been creating, developing and supporting real estate-related companies for more than 50 years.

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", “can”, "would", “will”, "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear”, or "believe". Such statements reflect the current view of Inland Income Trust with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to the acquisition of any property, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in  our most recent Form 10-K for the year ended December 31, 2019 filed on March 18, 2020 and subsequent reports on Form 10-Q filed with the Securities and Exchange Commission.

Although Inland Income Trust believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Income Trust undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Income Trust or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

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